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                                 NEWS RELEASE


                 [ATMOS AND UNITED CITIES GAS COMPANY LOGO'S]

DATE: Nov. 4, 1996                      ATMOS MEDIA CONTACT: Margaret Watson
                                                        (972) 450-4050

FOR RELEASE: Immediately                ATMOS INVESTOR/ANALYST
                                                      CONTACT: Jack Eversull
                                                        (972) 788-3729

                                        UNITED CITIES CONTACT: Linda Kelley
                                                        (615) 373-0104, ext. 224

                 UNITED CITIES, ATMOS ENERGY REACH AGREEMENT
                     WITH SOUTHERN UNION REGARDING MERGER

Brentwood, Tenn., and Dallas, Texas -- United Cities Gas Company (NASDAQ:UCIT) and Atmos Energy Corporation (NYSE:ATO) announced today that they have entered into an agreement with Southern Union Company pursuant to which Southern Union has agreed not to exercise dissenters' rights with respect to the United Cities/Atmos merger and has agreed not to solicit United Cities shareholders to exercise their dissenters' rights to vote against the merger. United Cities and Atmos have agreed to stop contesting the legality of Southern Union's ownership of United Cities shares and the Atmos shares into which those shares will be converted in the merger.

The agreement also grants Southern Union a right of first offer in respect of certain properties which Atmos may choose to dispose of during the two-year period following the consummation of the merger. Atmos does not currently contemplate the sale of any properties.

The United Cities and Atmos shareholders are scheduled to consider the proposed merger at meetings to be held on Nov. 12.

United Cities Gas Company distributes natural gas and propane gas to approximately 340,000 customers in 10 states. The company is also engaged in other energy-related business.

Atmos Energy Corporation provides natural gas service to approximately 674,000 customers in Texas, Colorado, Kansas, Missouri, Louisiana and Kentucky through its operating companies - Energas Company, Greeley Gas Company, Trans Louisiana Gas Company and Western Kentucky Gas Company.

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